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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF THOMPSON & KNIGHT]



                               November 13, 1997



Titan Exploration, Inc.
500 West Texas, Suite 500
Midland, Texas  79701

Ladies and Gentlemen:

     We have acted as counsel for Titan Exploration, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of up to 13,573,011 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), including up to 5,573,011 shares (the "OEDC Shares") to be issued in connection with the acquisition by the Company of Offshore Energy Development Corporation and up to 8,000,000 shares (the "Acquisition Shares") that may be offered and sold by the Company from time to time in connection with acquisitions of other businesses or properties by the Company.

     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, the proceedings taken in connection with the issuance and sale of the OEDC Shares, the proceedings to be taken in connection with the issuance and sale of the Acquisition Shares, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary as a basis for the opinions hereinafter expressed. Where facts material to the opinions hereinafter expressed were not independently established by us, we have relied upon the statements of officers of the Company, where we deemed such reliance appropriate under the circumstances.

     Based upon the foregoing and in reliance thereon, and subject to the assumptions and qualifications hereinafter specified, it is our opinion that:

          1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.
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Titan Exploration, Inc.
November 13, 1997
Page 2

          2. Upon the issuance and sale of the OEDC Shares in accordance with the terms of the Amended and Restated Agreement and Plan of Merger between the Company and OEDC, the OEDC Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

          3. Upon the issuance and sale of any Acquisition Shares in accordance with plan of distribution for the Acquisition Shares set forth in the Registration Statement, such Acquisition Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectuses forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

                                Respectfully submitted,

                                THOMPSON & KNIGHT,
                                A Professional Corporation



                                By:   /s/ Joe Dannenmaier
                                      -------------------
                                      Joe Dannenmaier,
                                      Attorney